Exhibit 10.9

AMENDED AND RESTATED CHANGE OF CONTROL SEVERANCE AGREEMENT

James R. Neal (“Employee”) and XOMA Corporation (“XOMA”) entered into a Change of Control Severance Agreement effective January 3, 2011 (the “Prior Agreement”).  Employee and XOMA (collectively, the “Parties”) hereby agree to amend and restate the Prior Agreement.  The terms and conditions set forth in this Amended and Restated Change of Control Severance Agreement (“Agreement”) shall become effective as of August 7, 2017 (“Agreement Effective Date”), and shall supersede and replace the terms and conditions set forth in the Prior Agreement.

A.It is expected that XOMA may from time to time consider the possibility of a Change of Control (as defined in Section 1(b)).  XOMA’s Board of Directors (the “Board”) recognizes that such consideration could be a distraction to Employee and could cause Employee to consider alternative employment opportunities.

B.The Board believes that it is in the best interest of XOMA and its stockholders to provide Employee with an incentive to continue Employee’s employment and to maximize the value of XOMA upon a Change of Control for the benefit of its shareholders.

C.In order to provide Employee with enhanced financial security and sufficient encouragement to remain with XOMA despite the possibility of a Change of Control, the Parties have agreed to enter into this Agreement to provide Employee with certain severance benefits upon Employee’s termination of employment in connection with a Change of Control.

D.The Parties have entered into an Officer Employment Agreement effective August 7, 2017 (“Employment Agreement”), that provides Employee with certain severance benefits upon termination of employment. The Parties intend that this Agreement shall operate in addition to, and not in replacement of (except as specifically provided therein or herein), the Employment Agreement.

In consideration of the mutual covenants contained in this Agreement and the continued employment of Employee by XOMA, the Parties agree as follows:

1.Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)“Cause” means that XOMA will have the right to terminate Employee’s employment as the result of:

(i)willful material fraud or material dishonesty in connection with Employee’s performance under this Agreement;

(ii)failure by Employee to materially perform the duties of Chief Executive Officer;

(iii)material breach of this Agreement or XOMA’s Code of Ethics;

(iv)misappropriation of a material business opportunity of XOMA;

(v)misappropriation of any XOMA funds or property; or

(vi)conviction of, or the entering of a plea of guilty or no contest with respect to, a felony.

(b)“Change of Control” means the occurrence of any of the following events:

(i)a merger, amalgamation or acquisition in which XOMA is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of XOMA’s organization;

(ii)the sale, transfer or other disposition of all or substantially all of the assets of XOMA;

(iii)any other reorganization or business combination in which fifty percent (50%) or more of XOMA’s outstanding voting securities are transferred to different holders in a single or series of related transactions;

(iv)approval by the shareholders of XOMA of a plan of complete liquidation of XOMA;

(v)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of XOMA representing more than fifty percent (50%) of the total voting power represented by XOMA’s then outstanding voting securities; or

(vi)a change in the composition of the Board, as a result of which fewer than a majority of directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who (A) are directors of XOMA as of the date hereof, (B) are elected, or nominated for election, to the Board with the affirmative votes of  the directors of XOMA as of the date hereof, or (C) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i) through (v) or in connection with an actual or threatened proxy contest relating to the election of directors of XOMA.

(c)“Change of Control Protection Period” means the period commencing two (2) months prior to the execution of the definitive agreement for a Change of Control and terminating twelve (12) months following the closing of a Change of Control.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Involuntary Termination” means, during the Change of Control Protection Period, and in each case without Employee’s written consent: (I) an involuntary termination of the Employee’s employment with XOMA without Cause, or (II) Employee’s resignation for Good Reason.  For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with XOMA if any of the following actions are taken by XOMA without Employee’s prior written consent: (a) a material reduction in Employee’s base sala ry, unless pursuant to a salary reduction program applicable generally to XOMA’s senior employees; (b) a material reduction in Employee’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Employee’s new duties are materially reduced from the prior duties; (c) relocation of Employee’s principal place of employment to a place that increases Employee’s one-way commute by more than thirty (30) miles as compared to Employee’s then-current principal place of employment immediately prior to such relocation, or (d) any other material breach of this Agreement or the Employment Agreement including, but not limited to, a breach of Section 9 of this Agreement.  In order for Employee to resign for Good Reason, each of the following requirements must be met: (i) Employee must provide written notice to the Board within ninety (90) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Employee’s resignation, (ii) Employee must allow XOMA at least sixty (60) days from receipt of such written notice to cure such event, (iii) such event is not reasonably cured by XOMA within such sixty (60) day period (the “Cure Period”), and (iv) Employee must resign from all positions Employee then holds with XOMA not later than one hundred eighty (180) days following the first occurrence of the event giving rise to Good Reason.

2.Term of Agreement.  This Agreement shall become effective on the Agreement Effective Date and terminate upon the date that all obligations of the Parties under this Agreement have been satisfied or, if earlier, on the date, prior to a Change of Control Protection Period, that Employee is no longer employed by XOMA.

3.Employment.  The Parties acknowledge that Employee’s employment with XOMA shall be governed by the Employment Agreement and applicable law.  If Employee’s employment with XOMA terminates after the Agreement Effective Date, for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or the Employment Agreement or as may otherwise be established under XOMA’s then existing employee benefit plans at the time of termination.

4.Change of Control and Severance Benefits.

(a)Involuntary Termination Within Change of Control Protection Period.  Subject to Sections 4(e), 4(f) and 4(g) and Employee’s continued compliance with the terms of this Agreement and the Employment Agreement, Sections 4(a)(i)-(iv) shall apply upon the occurrence of an Involuntary Termination at any time within a Change of Control Protection Period.

(i)Equity Acceleration and Extended Option Exercise Period.  (A) The vesting of all time-based equity awards granted to Employee by XOMA (including any such options granted or assumed by the surviving or continuing entity of the Change of Control) and still outstanding (“Time-Based Awards”) shall automatically be accelerated so that all the Time-Based Awards may be exercised (if applicable) immediately upon such Involuntary Termination for any or all of the subject shares, and the post-termination exercise period of each Time-Based Award (if applicable) shall be extended to the greater of sixty (60) months or the remainder of the maximum term of such Time-Based Award); and (B) with respect to any performance-based stock awards (“Performance Awards”) at the time of such termination, the Board (or its Compensation Committee) will assess in good faith the level of achievement of any performance goals for such Performance Awards and will determine in its sole discretion the degree of achievement of the performance goal(s) underlying such Performance Awards and accelerate a pro rata portion of such Performance Awards based on (x) the number of days that have elapsed during the applicable performance period divided by the total number of days in the performance period and (y) the deemed level of achievement of such performance goal(s).  The Time-Based Awards and Performance Awards shall continue to be subject to all other terms and conditions of the applicable equity incentive or share option plans and the applicable award agreements between the Parties.

(ii)Cash Severance.  Employee shall be entitled to receive a severance payment of       (A) two (2) times Employee’s annual base salary in effect immediately prior to the Involuntary Termination, and (B) two (2) times Employee’s target bonus in effect for the fiscal year in which the Involuntary Termination occurs.  Such payments shall be in lieu of any other severance payment to which Employee shall be entitled as a result of such termination under this Agreement, the Employment Agreement, or XOMA’s or any of its affiliates’ then existing severance plans and policies.  All such severance payments shall be subject to the requirements of Sections 4(b), 5 and 7.  The severance payment described in Section 4(a)(ii)(A) shall be paid in monthly installments over twelve (12) months, with the first two (2) of such monthly installments being paid in a lump sum sixty (60) days after Employee’s employment termination date, and the remaining installments being paid monthly thereafter until fully paid.  The severance payments described in Section 4(a)(ii)(B) shall be paid in a lump sum sixty (60) days after Employee’s employment termination date.

(iii)Group Health Coverage and Certain Other Benefits.  For a period of twenty-four (24) months following an event of termination as a result of an Involuntary Termination at any time within a Change of Control Protection Period (the “COBRA Premium Period”), XOMA shall pay the full cost of COBRA continuation coverage (the “COBRA Premiums”) of Employee and Employee’s spouse and eligible dependents (collectively “Covered Persons”), provided, however, that (A) each Covered Person constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (“Code”); and (B)  Employee elects continuation coverage within the prescribed time period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  The payments by XOMA for such group health coverage shall cease prior to the expiration of the twenty-four (24)-month period in this Section 4(a)(iii), upon commencement of substantially similar coverage for all Covered Persons as a result of the employment of Employee by another employer, or when Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  Notwithstanding the foregoing, if XOMA determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Covered Persons elect or are eligible for COBRA coverage, XOMA instead shall pay to Employee, on the first day of each calendar month following Employee’s employment termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA pre miums for all Covered Persons), less required payroll deductions and with-holdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  Employee may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(iv)Outplacement Program.  Employee will be entitled to participate in a twelve (12)-month executive outplacement program provided by an executive outplacement service selected by XOMA, at XOMA’s expense not to exceed $15,000 and paid directly to the outplacement service (the “Outplacement Services”).  The Outplacement Services will commence after the Effective Date of the Release Agreement (as defined in Section 4(g) and therein).

(b)Section 409A of the Code. If Employee is deemed on the date of “separation from service” (under Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (under Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service” that is required to be delayed under Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the earlier of (i) the expiration of the six(6)-month period measured from the date of Employee’s “separation from service,” or (ii) the date of Employee’s death (“Delay Period”).  Upon expiration of the Delay Period, all payments and benefits delayed under this Section 4(b) shall be paid or reimbursed to Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided on the payment dates specified.  For purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to Employee’s “termination of employment” (and corollary terms) shall be construed to refer to Employee’s “separation from service” (under Treas. Reg. Section 1.409A-1(h)).

(c)Voluntary Resignation or Termination for Cause.  If Employee’s employment with XOMA terminates as a result of Employee’s voluntary resignation which is not an Involuntary Termination or if Employee is terminated for Cause at any time, then Employee shall not be entitled to receive severance benefits under this Agreement.

(d)Permanent Disability or Death.  If Employee’s employment with XOMA terminates due to Employee’s death or Permanent Disability, in either case, during the Change of Control Protection Period, then Employee shall not be entitled to receive severance benefits under this Agreement and shall instead be entitled to severance benefits as set forth in the Employment Agreement.  In the event of Employee’s death or Permanent Disability which occurs after termination of Employee’s employment with XOMA as a result of an Involuntary Termination within a Change of Control Protection Period, Employee’s legal representatives, executors, administrators, successors, heirs, devisees and legatees shall be entitled to receive severance benefits under this Agreement.  For purposes of this Agreement, “Permanent Disability” is defined as Employee being incapable of performing duties to XOMA by reason of any medically determined physical or mental impairment that can be expected to last for a period of more than six (6) consecutive months from the first date of Employee’s absence due to the disability.  XOMA will give Employee at least four (4) weeks written notice of termination due to such disability.

(e)Resignation from the Board.  Upon termination of employment for any reason, and as a precondition to Employee’s receipt of the severance benefits set forth in Section 4(a), Employee shall resign from any and all positions Employee holds with the Board, to be effective no later than the date of Employee’s employment termination (or such other date requested or permitted by the Board).

(f)Return of XOMA Property.  Upon termination of employment for any reason, and as a precondition to Employee’s receipt of the severance benefits set forth in Section 4(a), Employee shall immediately return to XOMA all documents, telephones, computers, keys, credit cards, other property and records of XOMA, and all copies, within Employee’s possession, custody or control.

(g)Release of Claims.  As a condition of entering into this Agreement and receiving the severance benefits set forth in Sections 4(a), Employee shall execute and deliver to XOMA a release of claims in favor of XOMA substantially in the form attached hereto as Exhibit A (the “Release Agreement”) within the timeframe set forth in the Release Agreement, but not later than forty-five (45) days following Employee’s employment termination date, and allow the Release Agreement to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth in the Release Agreement.

5.Golden Parachute Excise Tax.

(a)In the event that the benefits provided for in this Agreement or otherwise with respect to a Change of Control occurring on or before February 10, 2019, constitute “parachute payments” under Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Employee shall receive (i) a one-time payment from XOMA sufficient to pay such Excise Tax (“Excise Tax Gross-Up”), and (ii) an additional one-time payment from XOMA sufficient to pay the additional excise tax and federal, state and local income and employment taxes arising from the Excise Tax Gross-Up made to Employee under this Section 5 (“Additional Gross-Up”).  Unless the Parties otherwise agree in writing, the determination of Employee’s Excise Tax liability and amount to be paid under this Section 5(a) shall be made in writing in good faith by XOMA’s independent public accountants immediately prior to the Change of Control (“Accountants”).  The initial Excise Tax Gross-Up and Additional Gross-Up payments shall either be (x) paid to Employee no later than ten days prior to the due date for the payment of any excise tax, or (y) paid to the Internal Revenue Service (“IRS”) on behalf of Employee no later than the due date for the payment of any Excise Tax.  In the event that the Excise Tax incurred by Employee is determined by the IRS to be greater or lesser than the amount so determined by the Accountants, the Parties agree to promptly (but in no event later than the end of the calendar year in which the applicable taxes are paid to (or received from) the IRS) make such additional payment, including interest and any tax penalties, to the other Party as the Accountants reasonably determine is appropriate.

(b)In the event that the benefits provided for in this Agreement or otherwise with respect to a Change of Control occurring after February 10, 2019 (each, a “280G Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the Excise Tax, then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(c)Notwithstanding any provision of Section 5(b) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(d)Unless Employee and XOMA agree on an alternative accounting firm, the Accountants shall perform the foregoing calculations.  If the Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change of Control transaction, XOMA shall appoint a nationally recognized accounting firm to make the determinations required by this Section 5.  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations and may rely on interpretations concerning the application of the Code for which there is a “substantial authority” tax reporting position.  The Parties shall furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.  XOMA shall bear all reasonable costs the Accountants incur in connection with calculations contemplated by this Section 5.  XOMA shall use commercially reasonable efforts to cause the Accountants to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and XOMA within fifteen (15) calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or XOMA) or such other time as requested by Employee or XOMA.

(e)If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 5(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee agrees to promptly return to XOMA a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 5(b)) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 5(b), Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

6.Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

7.Compliance with Section 409A of the Code.

(a)It is intended that this Agreement will comply with Section 409A of the Code and its regulations and guidelines (collectively, “Section 409A”), to the extent the Agreement is subject to Section 409A, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the Parties will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the Parties to the extent reasonably possible.  No action or failure to act under this Section 7 shall subject XOMA to any claim, liability, or expense, and XOMA shall not have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes, interest or penalties under Section 409A.

(b)With respect to any reimbursement or in-kind benefit arrangements of XOMA and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (A) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the benefit plans may impose a limit on the amount that may be reimbursed or paid), (B) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

8.Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given upon actual confirmed receipt by mail, courier or email.  In the case of Employee, mailed notices shall be addressed to Employee at the home or personal email address that Employee most recently communicated to XOMA in writing.  In the case of XOMA, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

9.Successors.

(a)XOMA’s Successors.  Any successor to XOMA (direct or indirect, by purchase, lease, merger, amalgamation, consolidation, liquidation or otherwise) to all or substantially all of XOMA’s business or assets shall assume XOMA’s obligations under this Agreement and agree expressly to perform XOMA’s obligations under this Agreement in the same manner and to the same extent as XOMA would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “XOMA” shall include any successor to XOMA’s business or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Employee’s Successors.  Without the written consent of XOMA, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.  However, except as otherwise set forth herein, the terms of this Agreement and all rights of Employee shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

10.Amendment of Agreement. This Agreement may only be modified or amended in a writing signed by Employee and a duly authorized officer of XOMA other than Employee.

11.Waiver. Any party’s failure to enforce any provision or provisions of the Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Agreement.  The rights granted to the Parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

12.Severability. In the event any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any remaining part of such provision or any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law.

13.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Employee expressly consents to personal jurisdiction and venue in the state and federal courts for Alameda County, California for any lawsuit filed there against Employee by XOMA arising from or related to this Agreement.

14.Fees and Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

15.Counterparts.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

16.Effect of Prior Agreements. This Agreement, together with the Employment Agreement, forms the complete and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter, and supersedes and replaces any other agreements or promises made to Employee by anyone, whether oral or written (including but not limited to the Prior Agreement).

COMPANY:	XOMA CORPORATION

	By:	/s/ Jack L. Wyszomierski
Jack L. Wyszomierski
Director and Chairman of the Compensation Committee

EMPLOYEE:		/s/ James R. Neal
James R. Neal

EXHIBIT A

FORM RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Release Agreement”) is entered into between XOMA Corporation (“XOMA”) and James R. Neal (“Employee”).  XOMA and Employee (collectively, the “Parties”) are parties to an Amended and Restated Change of Control Severance Agreement effective August 7, 2017 (“CoC Agreement”) and agree as follows:

1.Termination.  Employee’s employment with XOMA terminated on _________, 20__.

2.Release of Claims.  In exchange for the compensation, benefits and other consideration to be provided to Employee under the CoC Agreement that Employee is not otherwise entitled to receive, Employee hereby generally and completely releases XOMA and XOMA (US) LLC, and their past and present officers, agents, directors, employees, investors, shareholders, administrators, partners, attorneys,  agents, insurers, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (collectively, the “Released Parties”), from, and agrees not to sue or otherwise institute any legal or administrative proceedings concerning, any and all claims, duties, liabilities, obligations and causes of action, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to or on the date Employee signs this Release Agreement (collectively, the “Released Claims”).

The Released Claims include but are not limited to:

(a)all claims arising out of or in any way related to Employee’s employment with XOMA or the termination of that employment;

(b)all claims related to compensation or benefits from XOMA, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity or profits interests in XOMA (including but not limited to any right to purchase, or actual purchase, of shares of stock of XOMA);

(c)all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing;

(d)all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy;

(e)all federal, state and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the Federal Civil Rights Act of 1964, the federal Civil Rights Act of 1991, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal the Employee Retirement Income Security Act of 1974, the federal Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act and the California Labor Code, and all amendments to and regulations issued under each such statute;

(f)all claims for violation of the federal or any state constitution;

(g)all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(h)all claims for attorneys’ fees and costs.

3.Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA, and that the consideration given for the waiver and release in this Section 3 is in addition to anything of value to which Employee is already entitled.  Employee further acknowledges that Employee has been advised, as required by the ADEA, that: (a) Employee’s waiver and release do not apply to any rights or claims that may arise after the date Employee signs this Release Agreement; (b) Employee should consult with an attorney prior to signing this Release Agreement (although Employee may choose voluntarily not to do so); (c) Employee has twenty-one (21) days to consider this Release Agreement (although Employee may choose voluntarily to sign it earlier); (d) Employee has seven (7) days following the date Employee signs this Release Agreement to revoke the Release Agreement (by providing written notice of Employee’s revocation to the Legal Department at XOMA); and (e) this Release Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after the date that this Release Agreement is signed by Employee provided that Employee does not revoke it (the “Effective Date”).

4.Waiver of Unknown Claims.  In giving the releases set forth in this Release Agreement, which include claims which may be unknown to Employee at present, Employee acknowledges that Employee has read and understands Section 1542 of the California Civil Code which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to Employee’s release of claims herein, including but not limited to the release of unknown and unsuspected claims.

5.Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”):  (a) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with XOMA to which Employee is a party or under applicable law; (b) any rights which cannot be waived as a matter of law; (c) any rights Employee has to file or pursue a claim for workers’ compensation or unemployment insurance; and (d) any claims for breach of the CoC Agreement or this Release Agreement.  In addition, nothing in this Release Agreement prevents Employee from filing, cooperating with or participating in any proceedings before the Equal Employment Oppor tunity Commission, the Department of Labor, the California Department of Fair Employment and Housing or any analogous federal or state government agency, except that Employee acknowledges and agrees that Employee hereby waives Employee’s right to any monetary benefits in connection with any such claim, charge or proceeding.  Employee represents and warrants that, other than the Excluded Claims, Employee is not aware of any claims Employee has or might have against any of the Released Parties that are not included in the Released Claims.

6.Representations.  Employee represents that Employee has been paid all compensation owed and for all time worked; Employee has received all the leave and leave benefits and protections for which Employee is eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any applicable law or XOMA policy; and Employee has not suffered any on the job injury for which Employee has not already filed a workers’ compensation claim.

7.Confidentiality.  The provisions of this Release Agreement shall be held in strictest confidence by Employee and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Employee may disclose this Release Agreement in confidence to Employee’s immediate family; (b) Employee may disclose this Release Agreement in confidence to Employee’s attorneys, accountants, auditors, tax preparers and financial advisors; and           (c) Employee may disclose this Release Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, Employee agrees not to disclose the terms of this Release Agreement to any current or former employee, consultant or independent contractor of XOMA.

8.Nondisparagement.  Employee agrees not to disparage XOMA, and XOMA’s officers, directors, employees, shareholder, members and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation.  Similarly, Employee understands that XOMA agrees to direct its directors and officers not to disparage Employee in any manner likely to be harmful to Employee’s business reputation or personal reputation.  Nothing in this provision, however, shall prevent either Employee or XOMA from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation.  In addition, nothing in this provision or this Release Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

9.No Voluntary Adverse Action.  Employee agrees that Employee will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against XOMA, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall Employee induce or encourage any person or entity to bring any such claims; provided, however, that Employee must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

10.Return of XOMA Property; Compliance with Proprietary Information Agreement.  Employee represents that Employee has complied fully with Section 4(f) of the CoC Agreement and the provisions of Employee’s Employee Confidential Information and Invention Assignment Agreement with XOMA (the “Confidentiality Agreement”), and further agrees to continue to abide by Employee’s continuing obligations under the Confidentiality Agreement.

11.Fees and Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Release Agreement.

12.No Representations.  Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release Agreement.  Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Release Agreement.

13.Severability.  In the event any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any remaining part of such provision or any other provision of this Release Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law.

14.Entire Agreement.  This Release Agreement, together with the CoC Agreement, forms the complete and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter.  This Release Agreement may only be modified or amended in a writing signed by Employee and a duly authorized officer of XOMA other than Employee.

15.Governing Law.  This Release Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Employee expressly consents to personal jurisdiction and venue in the state and federal courts for Alameda County, California for any lawsuit filed there against Employee by XOMA arising from or related to this Release Agreement.

16.Counterparts.  This Release Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

COMPANY:	XOMA CORPORATION

	By:	/s/ Jack L. Wyszomierski
Jack L. Wyszomierski
Director and Chairman of the Compensation Committee

EMPLOYEE:		/s/ James R. Neal
James R. Neal